EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-258561 and 333-252264 on Form S-3 and Registration Statement Nos. 333-272448 and 333-238207 on Form S-8 of our report dated April 1, 2024, relating to the financial statements of AquaBounty Technologies, Inc. appearing in this Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ Deloitte & Touche LLP

Baltimore, Maryland

April 1, 2024